Exhibit 10.3

STOCK PURCHASE AGREEMENT

by and between

TXNM ENERGY, INC.

and

TROY TOPCO LP

Dated as of May 18, 2025

KE 120502662

    15
Section 5.1.    Registration Rights    15
Section 5.2.    Reservation of Company Stock    15
Section 5.3.    Listing of Shares    15

Section 5.4.    Voting    15
Section 5.5.    WKSI Status    15
Section 5.6.    Use of Proceeds    15
Section 5.7.    Expenses    15
Section 5.8.    Confidentiality    16
Section 5.9.    Public Announcement    16
Section 5.10.    Taxes    16
Section 5.11.    Cooperation    16
ARTICLE VI. TRANSFER RESTRICTIONS    16
Section 6.1.    Lock-Up Period    16
Section 6.2.    Permitted Transfers    17
ARTICLE VII. STANDSTILL    17
Section 7.1.    Standstill    17
ARTICLE VIII. SPECIFIC PERFORMANCE; LIMITATION ON LIABILITY    18
Section 8.1.    Specific Performance    18
Section 8.2.    Limitation on Liability    18
ARTICLE IX. TERMINATION    19
ARTICLE X. GENERAL PROVISIONS    19
Section 10.1.    Survival of Representations and Warranties    19
Section 10.2.    Notices    19
Section 10.3.    Entire Agreement    20
Section 10.4.    Severability    20
Section 10.5.    Interpretation    20
Section 10.6.    Counterparts; Effect    20
Section 10.7.    No Third-Party Beneficiaries    20
Section 10.8.    Governing Law    20
Section 10.9.    Venue    21
Section 10.10.    Waiver of Jury Trial and Certain Damages    21
Section 10.11.    Assignment    21

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of May 18, 2025 (this “Agreement”), is entered into by and between TXNM Energy, Inc., a New Mexico corporation (the “Company”), and Troy TopCo LP, a Delaware limited partnership (the “Purchaser”).
RECITALS
WHEREAS, the Company wishes to sell eight million (8,000,000) shares of its common stock, no par value (the “Company Common Stock” and the number of such shares of Company Common Stock, the “Shares”), to the Purchaser, and the Purchaser wishes to purchase the Shares.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person; provided, Blackstone Inc. and its Affiliates and its and their funds and investment vehicles and their respective portfolio companies (other than Persons managed or advised by Blackstone Infrastructure Advisors L.L.C., but, for the avoidance of doubt, including the portfolio companies and other investments of Sponsor) shall not be considered an Affiliate of the Purchaser.
“Agreement” has the meaning specified in the Introduction.
“Applicable Date” has the meaning specified in Section 3.14.
“Bankruptcy and Equity Exception” has the meaning specified in the Merger Agreement.
“Blackout Notice” has the meaning specified in Section 2(d) of Exhibit A.
“Blackout Period” has the meaning specified in Section 2(d) of Exhibit A.
“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in New York, New York.
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Company” has the meaning specified in the Introduction.
“Company Change of Recommendation” has the meaning specified in the Merger Agreement.
“Company Common Stock” has the meaning specified in the Recitals.

“Company Disclosure Schedule” means the Company Disclosure Schedule as defined in the Merger Agreement.
“Company Material Adverse Effect” means any event, development, change, circumstance, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, has a material adverse effect on or with respect to the business, properties, results of operations or condition of the Company and its subsidiaries (financial or otherwise), taken as a whole; provided, that no events, developments, changes, circumstances, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect and no event, development, change, circumstance, effect or occurrence relating to, arising out of or in connection with or resulting from any of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) general changes or developments in the legislative or political condition, or in the economy or the financial, debt, capital, credit, commodities or securities markets, in each such case, in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, tariff policies, interest rates or inflation, (B) any change affecting any industry in which the Company and its subsidiaries operate, including electric and renewable power generating, transmission or distribution industries (including, in each case, any changes in operations thereof) or any change affecting retail markets for electric power, capacity or fuel or related products, (C) any changes in the national, regional, state, provincial or local electric generation, transmission or distribution systems or increases or decreases in planned spending with respect thereto, (D) the entry into this Agreement or the Merger Agreement or the public announcement of the Merger or other transactions contemplated hereby or thereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, regulators, lenders, partners or employees of the Company and its subsidiaries, (E) the identity of Purchaser or any of its Affiliates as the acquirer of the Company, (F) any action taken or omitted to be taken by the Company at the express written request of or with the express written consent of Parent, (G) any actions required to be undertaken by the Company in accordance with, subject to and consistent with Section 6.4 of the Merger Agreement to obtain any Consent or make any Filing required for the consummation of the Merger and the other transactions contemplated therein or, in connection therewith, any written proposal or commitment made by any Merger Agreement Party or its Affiliates to any Governmental Entity in accordance with, subject to and consistent with Section 6.4 of the Merger Agreement or imposed by any Governmental Entity, in each case, in order to obtain the Required Regulatory Approvals, (H) changes after the date hereof, in any applicable Laws or applicable binding accounting regulations or principles or interpretation or enforcement thereof by any Governmental Entity, (I) any hurricane, tornado, fire, wildfire, earthquake, flood, tsunami or other natural disaster or weather-related event, act of God, pandemic or epidemic, including the COVID-19 virus, outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, cyber attacks, ransomware attacks, terrorism, or national or international political or social conditions, (J) any change in the market price or trading volume of the shares of the Company or the credit rating of the Company or any of its subsidiaries, (K)  any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, (L) any litigation or claim threatened or initiated by shareholders, ratepayers, customers or suppliers of the Company or subsidiaries thereof (each in their capacity as such) against the Company, any of its subsidiaries, or any of their respective officers or directors (in each case, in their capacity as such), in each case, arising out of the execution of the Merger Agreement or the transactions contemplated thereby and (M) any increase in interest rates payable arising from the refinancing of the TNMP Bonds, in each case, in accordance with the express terms of the Merger Agreement (it being understood that in the cases of  clause (J) and clause (K) of this paragraph, the facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining whether there has been a Company Material Adverse Effect); except in the cases of clauses (A), (B), (C), (H), or (I) of this paragraph, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industry in which the Company operates in the United States (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that, notwithstanding anything herein or otherwise to the contrary, the effect of the failure to obtain the consent of the Existing Lenders (as defined in the Merger Agreement) to the execution of the Merger Agreement prior to the execution and delivery hereof may be considered, and taken into account, in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (without giving effect to, and disregarding, any of the exceptions set forth in each of the preceding clauses (A) through (M)).
“Company Material Real Property” has the meaning specified in the Merger Agreement.
“Confidentiality Agreement” has the meaning specified in Section 5.8.
“Consent” has the meaning specified in the Merger Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Demand Notice” has the meaning specified in Section 2(b) of Exhibit A.
“Effective Time” has the meaning specified in the Merger Agreement.
“Environmental Laws” has the meaning specified in Section 3.19.
“ERISA” has the meaning specified in Section 3.25.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Act Documents” means (i) the Form 10-K, (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025, and (iii) the Company’s Current Reports on Form 8-K filed with the Commission on January 22, 2025, February 14, 2025, February 27, 2025, April 23, 2025, May 14, 2025 and May 15, 2025 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable).
“Filing” has the meaning specified in the Merger Agreement.
“Form 10-K” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission on February 28, 2025.
“Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, pension fund, insurance company or any body corporate or other entity, in each case, the business, operations or assets of which are managed professionally for investment purpose.
“Government Official” has the meaning specified in the Merger Agreement.
“Governmental Entity” has the meaning specified in the Merger Agreement.

“Guarantee” means that certain Limited Guarantee, dated the date hereof, in favor of the Company with respect to certain obligations of the Purchaser under this Agreement.
“Hazardous Substances” has the meaning specified in the Merger Agreement.
“Holder” has the meaning specified in Section 2 of Exhibit A.
“IT Systems and Data” has the meaning specified in Section 3.29.
“knowledge” has the meaning specified in the Merger Agreement.
“Law” has the meaning specified in the Merger Agreement.
“Lock-Up Period” has the meaning specified in Section 6.1.
“Losses” has the meaning specified in Section 8(a) of Exhibit A.
“Merger” has the meaning specified in the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub and the Company.
“Merger Agreement Party” means each of Parent, Merger Sub and the Company.
“Merger Sub” means Troy Merger Sub Inc., a Delaware corporation.
“Money Laundering Laws” has the meaning specified in Section 3.27.
“Parent” means Troy ParentCo LLC, a Delaware limited liability company.
“Parent Termination Fee” has the meaning specified in the Merger Agreement.
“Per Share Price” has the meaning specified in Section 2.1.
“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Plan” has the meaning specified in Section 3.25.
“Purchaser” has the meaning specified in the Introduction.
“Registrable Shares” means the Shares, and any Company Common Stock or other securities of the Company or any successor entity which may be issued or distributed in respect of the Registrable Shares by way of stock dividend or stock split or other distribution, recapitalization, merger, conversion or reclassification; provided, that a Share shall cease to be a Registrable Share at such time that its Holder beneficially owns less than 1% of the outstanding Company Common Stock; provided, further, that for purposes of the foregoing proviso, for any Holder that is a partnership, corporation, limited liability company or other entity, the affiliates and Related Funds of any such Holder shall be deemed to be a single “Holder”.
“Registration Rights” has the meaning specified in Section 2.2.

“Related Fund” means, with respect to any Fund, any other Person or Fund or subsidiary of a Fund which is advised by, or the business, operations or assets of which are managed (whether solely or jointly with others) from time to time by or whose parent is managed by, the manager or adviser of the Fund (or a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that manager or adviser); provided, however, (i) the term “adviser” shall mean an entity which provides a Person with advice in relation to the management of investments of that Person; and (ii) the term “manager” with respect to any Fund shall mean any general partner, trustee, responsible entity, nominee, manager, adviser or other entity performing a similar function with respect to such Fund.
“Representative” has the meaning specified in the Merger Agreement.
“Required Regulatory Approvals” has the meaning specified in the Merger Agreement.
“Sanctions” has the meaning specified in Section 3.28.
“Sanctioned Person” means an individual or entity that is, or is owned or controlled by any individuals or entities that are, (a) the subject or target of any economic sanctions administered or enforced by the United States government (including, without limitation, those administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)) or any other applicable sanctions authority; or (b) included on any list of persons subject to sanctions maintained by OFAC, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shares” has the meaning specified in the Recitals.
“Shelf Registration Statement” has the meaning specified in Section 2(a) of Exhibit A.
“Significant Subsidiaries” has the meaning specified in Section 3.1.
“Sponsor” has the meaning specified in the Merger Agreement.
“Standstill Entity” has the meaning specified in Section 7.1(a).
“Standstill Period” means, the period commencing on the date hereof and ending twelve (12) months after the date of the termination of the Merger Agreement.
“subsidiary” or “subsidiaries” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which 50% or more of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (a) 50% or more of the capital accounts, distribution rights, total equity or voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“TNMP Bonds” has the meaning specified in the Merger Agreement.
“Transfer” has the meaning specified in Section 6.1.
ARTICLE II.
PURCHASE AND SALE OF THE SECURITIES
Section 2.1.    Issuance and Sale of Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company agrees to issue, sell and deliver to the Purchaser, and the Purchaser agrees to purchase from the Company, the Shares for a purchase price of $50.00 per Share (the “Per Share Price”).
Section 2.2.    Registration Rights. The Purchaser shall have the rights to registration under the Securities Act of the Registrable Shares, on the terms and subject to the conditions set forth in Exhibit A (the “Registration Rights”); provided, however, that such Registration Rights may not be exercised prior to the termination of the Lock-Up Period.
Section 2.3.    Closing and Delivery.
(a)    The consummation of the purchase and sale of the Shares hereunder (the “Closing”) shall take place (i) upon the later of (A) the tenth Business Day following the execution of this Agreement and (B) the date on which the New York Stock Exchange has authorized the listing of the Shares, and (ii) at the offices of Kirkland & Ellis LLP, or such other date, time and place as the Company and the Purchaser shall mutually agree in writing (the date of the Closing being the “Closing Date”).
(b)    At the Closing, the Company shall deliver to the Purchaser evidence reasonably satisfactory to Purchaser that the Company has made appropriate book entry notation reflecting the issuance of the Shares, in such denominations and registered in the Purchaser’s name as set forth on Schedule 1, representing the number of Shares which the Purchaser is purchasing from the Company, against delivery to the Company of a wire transfer of immediately available funds in US dollars to the order of the Company in the aggregate amount equal to the Per Share Price times the number of Shares to be purchased by the Purchaser in accordance with Section 2.1, and the Company shall register the Purchaser as the holder of the Shares in the register of holders of the Company Common Stock.
Section 2.4.    Restrictive Legend. The Shares shall bear an appropriate notation of the following legend until such time as (i) such Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) the Lock-Up Period has expired and such Shares are eligible for resale in reliance on Rule 144 under the Securities Act without restriction or limitation (including such restrictions or limitations under paragraph (c), (d), (e), (f), (g) and (h) of Rule 144), or (iii) the Lock-Up Period has expired and the Purchaser or any transferee thereof delivers an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required under the Securities Act:
THESE SECURITIES WERE SOLD IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AND MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SECURITIES ARE SUBJECT TO THE PROVISIONS OF THE STOCK PURCHASE AGREEMENT, DATED AS OF MAY 18, 2025,

BY AND BETWEEN THE COMPANY AND THE PURCHASER NAMED THEREIN AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Purchaser that:
Section 3.1.    Due Incorporation and Qualification. Each of the Company and the Company’s significant subsidiaries (within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act, the “Significant Subsidiaries”) has been duly incorporated or organized, is validly existing as a corporation or other business entity in good standing under the Laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own, lease and operate its properties and assets, and conduct its business, as described in the Exchange Act Documents. Each of the Company and each Significant Subsidiary is duly qualified to do business as a foreign corporation or other business entity and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Section 3.1 of the Company Disclosure Schedule. None of the subsidiaries of the Company is a “significant subsidiary” (within the meaning of Rule 1-02(w) of Regulation S-X under the Act), other than, Public Service Company of New Mexico, Texas-New Mexico Power Company and TNP Enterprises, Inc.
Section 3.2.    Capitalization. The Company has an authorized capitalization as set forth in the Form 10-K.
Section 3.3.    Shares. The Shares to be issued and sold by the Company pursuant to this Agreement have been duly and validly authorized; such Shares, when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid, non-assessable, free and clear of all liens and encumbrances (other than the restrictions on transfer or other encumbrances provided for in this Agreement) and will conform in all material respects to the description of the Company Common Stock in Exhibit 4.1 to the Form 10-K. Shareholders of the Company have no preemptive rights with respect to the issuance of the Shares.
Section 3.4.    Listing and Maintenance Requirements. The Company Common Stock has been registered pursuant to Section 12(b) of the Exchange Act, and the Company has not taken any action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act (other than as a result of the consummation of the transactions contemplated by the Merger Agreement) nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the New York Stock Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of the New York Stock Exchange.
Section 3.5.    WKSI Status. The Company is a “well-known seasoned issuer” and is not an “ineligible issuer” (as such terms are defined in Rule 405 under the Securities Act).
Section 3.6.    Investment Company. The Company is not, and after giving effect to the offer and sale of the Shares and the application of the proceeds thereof, will not be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.

Section 3.7.    Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery hereof by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.8.    No Conflicts. The execution, delivery and performance of this Agreement by the Company, the issue, sale and delivery of the Shares pursuant to this Agreement, the consummation of the transactions contemplated hereby, and the application of the proceeds thereof as described in Section 5.6, does not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or result in the loss of a benefit under, or give rise to any right of payment (other than payment of the Per Share Price on each Share pursuant to the terms, and subject to the conditions of, this Agreement), reimbursement, termination, revocation, cancellation, amendment, creation, modification or acceleration of, or impose any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries, or any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any breach or violation of the provisions of the charter, by-laws or other organizational documents of the Company or any of its subsidiaries; or (iii) result in any violation of any Law, except, in the case of clauses (i) and (iii), any such conflict, breach or violation which, if it did exist, has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Common Stock. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Company’s organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to the Purchaser solely as a result of the transactions contemplated by this Agreement.
Section 3.9.    Approvals. No clearances, expirations or terminations of waiting periods, non-actions, waivers, qualifications, consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties is required (with or without notice or lapse of time, or both) to be obtained by the Company for the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, or the application of the proceeds as described in Section 5.6, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
Section 3.10.    No Company Material Adverse Effect. Since December 31, 2024, there has not occurred any event, development, change, effect or occurrence that, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11.    Historical Financial Statements. The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Form 10-K comply as to form in all material respects with the requirements of Regulation S-X under the Exchange Act and present fairly in all material respects the consolidated financial condition of the Company and its consolidated subsidiaries as of the dates indicated therein and the consolidated results of their operations and cash flows for the periods specified therein. Except as stated therein, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved.

Section 3.12.    Exchange Act Documents. The Exchange Act Documents conformed, and any further Exchange Act Documents filed with the SEC will conform, when filed with the SEC, in all material respects to the requirements of the Exchange Act. The Exchange Act Documents did not, and any further Exchange Act Documents filed with the SEC, when filed with the SEC will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing representation and warranty is given on the basis that any statement contained in an Exchange Act Document shall be deemed not to be contained therein if the statement has been modified or superseded by any statement in a subsequently filed Exchange Act Document.
Section 3.13.    Independent Public Accountants. KPMG LLP, which has certified certain financial statements of the Company and its subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules included in the Form 10-K, is an independent registered public accounting firm with respect to the Company within the meaning of the applicable rules and regulations adopted by the Public Company Accounting Oversight Board (United States) and as required by the Exchange Act.
Section 3.14.    Compliance. Except as disclosed in the Exchange Act Documents, the Company and each of its Significant Subsidiaries (i) since January 1, 2023 (the “Applicable Date”), has conducted its business in compliance with all applicable federal, tribal, state and foreign laws, orders, judgments, decrees, rules, regulations, and applicable stock exchange requirements, (ii) owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, (iii) is not in non-compliance with any term or condition of, nor has failed to obtain and maintain in effect, any license, certificate, permit or other governmental authorization required for the ownership or lease of its property or the conduct of its business and (iv) since the Applicable Date, has not received notice of any proceedings relating to the revocation or material modification of any such license, certificate, permit or other authorization, which non-compliance, failure or proceedings, individually or in the aggregate (in the case of clauses (i) through (iv) above), has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.15.    Litigation. Other than as set forth in the Exchange Act Documents, there are no civil, criminal, administrative, or other suits, claims, actions, proceedings, arbitrations, investigations, inquiries or audits pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no such proceedings are threatened by Governmental Entities or threatened by others.
Section 3.16.    Labor Matters. There are no pending labor arbitrations, strikes, lockouts, work stoppages, slowdowns, unfair labor practice charges, or other material disputes against or involving the Company or any of its subsidiaries and, to the knowledge of the Company, none is threatened or is imminent, in each case, that would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no labor organizing activities with respect to the Company or any of its subsidiaries.
Section 3.17.    No Defaults. The Company is not in violation of its charter, bylaws or other organizational documents, nor, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) is in breach or default in the performance or observance of any term, obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, (ii) is in default or violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property nor (iii) has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business.
Section 3.18.    Sarbanes-Oxley. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 that are effective and the rules and regulations of the SEC that have been adopted and are effective thereunder.
Section 3.19.    Environmental Matters. Except as set forth in or contemplated by the Exchange Act Documents, (i) each of the Company and each of its subsidiaries (A) is operating in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, and (C) is in compliance with all terms and conditions of any such permit, license or approval, and (ii) there has been no spill, release, disposal or discharge of any Hazardous Substances on, at, under, in, or from any Company Material Real Property that is currently subject to, or reasonably likely to result in, an investigation, remediation, funding, contribution or monitoring obligation or other liability to the Company or any of its subsidiaries under any applicable Environmental Law, except, in each case, where such non-compliance with Environmental Laws or failure to receive, or comply with the terms and conditions of required permits, licenses or approvals, or spill, release, disposal or discharge of Hazardous Substances, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Company Material Adverse Effect, except as set forth in or contemplated in the Exchange Act Documents.
Section 3.20.    Accounting Controls and Disclosure Controls. The Company and its subsidiaries maintain (x) systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) any interactive data in the eXtensible Business Reporting Language included in the Exchange Act Documents is in compliance with the SEC’s published rules, regulations and guidelines applicable thereto in all material respects; and (y) disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).
Section 3.21.    Anti-Manipulation. The Company has not taken, directly or indirectly, any action intended or which might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in a manner which would violate the Securities Act or the Exchange Act.
Section 3.22.    Documents Described in or Filed as Exhibit to Exchange Act Documents. There is no franchise, contract or other document of a character required under the Exchange Act to be filed as an exhibit to the Exchange Act Documents, which is not described or filed as required.

Section 3.23.    Taxes. The Company and each of its Significant Subsidiaries have filed all tax returns that are required to be filed or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith and with respect to which adequate reserves are being maintained in conformity with generally accepted accounting principles or where the failure to file such returns or pay such taxes, assessments, fines or penalties (i) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) is set forth in or contemplated in the Exchange Act Documents.
Section 3.24.    Insurance. The Company and each of its subsidiaries are insured against such losses and risks and in such amounts as the Company reasonably believes are (i) prudent and customary in the businesses in which they are engaged and (ii) adequate to protect the Company and its subsidiaries and their respective businesses; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.25.    ERISA/Employee Matters. None of the following events has occurred or exists which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment, benefits or compensation of current or former employees, officers, directors, or other service providers by any of the Company or any of its subsidiaries; or (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment, benefits or compensation of current or former employees officers, directors, or other service providers by the Company or any of its subsidiaries. None of the following events has occurred or is reasonably likely to occur which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) an increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (b) an increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (c) any event or condition giving rise to a liability under Title IV of ERISA; or (d) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries has or may have any liability or obligation.
Section 3.26.    No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, authorized, or agreed to make any direct or indirect unlawful payment to any foreign or domestic Government Officia from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law; or (iv) made, offered, authorized, or agreed to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
Section 3.27.    Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
Section 3.28.    Compliance with OFAC. The Company and its subsidiaries are in compliance with all applicable sanctions laws and regulations (“Sanctions”), including those administered by OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is a Sanctioned Person; or (ii) has engaged in, or is engaging in, any dealings or transactions with (a) any person that at the time of the dealing or transaction is a Sanctioned Person or (b) any person located, organized, or resident in, or the governments of, a country or territory that is, or whose government is, the subject of Sanctions. The Company will not, directly or indirectly, use the proceeds from the transactions contemplated by this Agreement to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in any Sanctions against, any individual or entity (including any individual or entity participating in the transactions contemplated hereby, whether as an agent, forward purchaser, advisor, investor or otherwise).
Section 3.29.    Cybersecurity. Except as disclosed in the Exchange Act Documents or as would not, individually or in the aggregate, result in a Company Material Adverse Effect: (A) there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); and (B) neither the Company nor its subsidiaries have been notified of, and have no knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data. The Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 3.30.    Brokers and Finders. Except for the Company Financial Advisor (as defined in the Merger Agreement) and any agent, broker, investment banker, financial advisor or other firm or Person set forth in Section 3.20 of the Company Disclosure Schedule, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
Section 3.31.    Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4.7 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser under this Agreement.
Section 3.32.    No Other Representations of the Purchaser. Except for the representations and warranties contained in ARTICLE IV, the Company acknowledges that neither the Purchaser nor any other Person on behalf of the Purchaser makes, or has made, any other express or implied representation or warranty with respect to the Purchaser or its subsidiaries and businesses or with respect to the transactions contemplated by this Agreement or with respect to any other information provided to the Company. The Company hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by the Purchaser or any of its Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). The Purchaser nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Company as follows:
Section 4.1.    Due Incorporation; Qualification. The Purchaser has been duly incorporated or organized, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction in which it is chartered or organized.
Section 4.2.    Authority. The Purchaser has all the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3.    No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Purchaser, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) result in any violation of the provisions of the charter, by-laws or other organizational documents of the Purchaser; or (iii) result in any violation of any Law having jurisdiction over the Purchaser or any of its properties, except, in the case of clauses (i) and (iii), any such conflict, breach or violation which, if it did exist, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 4.4.    Approvals. No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties is required to be obtained by the Purchaser for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 4.5.    Litigation. There are no legal or governmental proceedings pending to which the Purchaser is a party or of which any property of the Purchaser is the subject which individually or in the aggregate would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of the transactions contemplated hereby. To the Purchaser’s knowledge, no such proceedings are threatened or contemplated by Governmental Entities or threatened by others.
Section 4.6.    Ownership of Company Stock. As of the date hereof, neither the Purchaser nor any of its Affiliates (excluding for the purposes of this Section 4.6 officers and directors of the Purchaser) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares of capital stock of the Company.
Section 4.7.    Purchase for Investment. It acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. It (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any Person, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and in accordance with the requirements of ARTICLE VI of this Agreement, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iv) is an institutional “accredited investor” (as that term is defined in Rule 501 promulgated under the Securities Act).
Section 4.8.    No Other Representations of the Company. Except for the representations and warranties contained in ARTICLE III, the Purchaser acknowledges that neither the Company nor any other Person on behalf of the Company makes, or has made, any other express or implied representation or warranty with respect to the Company or its subsidiaries and businesses or with respect to the transactions contemplated by this Agreement or the Merger Agreement or with respect to any other information provided to the Purchaser. The Purchaser hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by the Company or any of its Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Purchaser or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Purchaser in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 4.9.    Guarantee. Concurrently with the execution and delivery of this Agreement, Sponsor has delivered to the Company a true, correct and complete copy of a duly executed Guarantee, and assuming the due authorization, execution and delivery by the Company of the Guarantee, the Guarantee constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Sponsor pursuant to the Guarantee.
ARTICLE V.
COVENANTS
Section 5.1.    Registration Rights. The Company and the Purchaser shall comply with the provisions contained in Exhibit A regarding the Registration Rights.
Section 5.2.    Reservation of Company Stock. The Company shall have reserved and keep available out of its authorized but unissued shares of Company Common Stock the Shares to be purchased and sold at the Closing.
Section 5.3.    Listing of Shares. The Company shall cause the Shares to be listed on the New York Stock Exchange prior to the Closing Date. The Company shall cooperate with the Purchaser and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the rules and policies of the New York Stock Exchange to enable the listing of the Shares with the New York Stock Exchange as promptly as practicable following the execution of this Agreement.
Section 5.4.    Voting. Prior to the termination of the Merger Agreement and as long as there has not been a Company Change of Recommendation, the Purchaser agrees that it shall vote all shares of Company Common Stock beneficially owned by it (i) with respect to the Merger, for the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) for all other matters, (A) as recommended by the board of directors of the Company, if the board of directors has made a recommendation with respect to such matter, so long as such shares of Company Common Stock may be lawfully voted as so provided or (B) if the board of directors has not made a recommendation with respect to a matter or the shares may not be lawfully voted as provided in clause (ii)(A), pro rata in proportion to the votes cast by the holders of shares of Company Common Stock other than the Shares.
Section 5.5.    WKSI Status. The Company shall use its reasonable best efforts to maintain its status as a “well-known seasoned issuer,” and shall not become an “ineligible issuer” (as such terms are defined in Rule 405 under the Securities Act).
Section 5.6.    Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares for general corporate purposes.
Section 5.7.    Expenses. The Company and the Purchaser each shall bear its own expenses and legal fees with respect to this Agreement and the transactions contemplated hereby, except as set forth in Exhibit A hereto.
Section 5.8.    Confidentiality. Each party hereto will comply with terms and conditions of the confidentiality agreement, dated January 9, 2025, between the Company and Blackstone Infrastructure Advisors L.L.C. (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning, on the one hand, the Company and its subsidiaries furnished to the Purchaser, and on the other hand, the Purchaser and its subsidiaries furnished to the Company, in each case in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
Section 5.9.    Public Announcement. The Company and the Purchaser shall (1) consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement or the transactions contemplated by this Agreement, (2) provide to each other for review a copy of any such press release or public statement, (3) not issue any such press release or public statement prior to providing each other with reasonable period of time to review and comment on such press release or public statement, and (4) not issue any such press release or public statement or make any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required, on the advice of counsel, by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, in accordance with Section 6.1(b)(i) of the Merger Agreement); provided, however, that in each such case, the party required to make such disclosure will, to the extent practicable and not prohibited by applicable law, promptly inform the other parties in writing in advance of such required disclosure and provide such other parties with a copy of the proposed disclosure and consult with such other parties and consider such other parties’ comments in good faith prior to making such disclosure.
Section 5.10.    Taxes.  The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any Shares to the Purchaser made under this Agreement.
Section 5.11.    Cooperation.  The Company and the Purchaser, including their respective Affiliates, shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transaction contemplated by this Agreement as promptly as practicable. The Company and the Purchaser, including their respective Affiliates, also will coordinate and cooperate with each other in providing such information and assistance as the other party may reasonably request in connection with any notice, registration, update, application or filing due to or required by a Governmental Entity under applicable Law.

ARTICLE VI.
TRANSFER RESTRICTIONS
Section 6.1.    Lock-Up Period. Except as permitted by Section 6.2, the Purchaser shall not (i) sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (each, a “Transfer”) or (ii) enter into any swap or other arrangement that transfers to another the economic consequences of ownership of the Shares prior to the earlier of (A) the consummation of the transactions contemplated by the Merger Agreement; or (B) the termination of the Merger Agreement (the “Lock-Up Period”).
Section 6.2.    Permitted Transfers. The restrictions on transfer in Section 6.1 shall not apply to the following Transfers of Shares (each of which exceptions shall be separate and not reduce the scope or availability of any other exception): (i)  to the Company, (ii)  in connection with the grant and maintenance of a bona fide lien, security interest, pledge, hypothecation or other similar encumbrance of

Shares by the Purchaser to a recognized financial institution in connection with a loan to the Purchaser as collateral or security for any loan, advance, extension of credit or similar financing activity (provided that any transferee that acquires Shares from such institution agrees in writing to the restrictions on further transfers provided in Section 6.1 until the expiration of the Lock-Up Period); and (iii) to any Affiliate or to any Related Fund of the Purchaser; provided, in the case of clause (iii), that the transferee agrees in writing to the covenants applicable to the Purchaser in ARTICLE V, the standstill provisions applicable to the Purchaser in ARTICLE VII and the restrictions on further transfers of such securities to the extent provided in this ARTICLE VI.
ARTICLE VII.
STANDSTILL
Section 7.1.    Standstill.
(a)    During the Standstill Period, except as provided in Section 7.1(b), and except in respect of the transactions contemplated by this Agreement and by the Merger Agreement, the Purchaser individually or as part of a “group” (as defined in the Exchange Act) (collectively, the “Standstill Entity”) agrees that such Standstill Entity will not, directly or indirectly, nor will it authorize or direct any of its officers, employees, agents and other representatives to, in each case, unless specifically consented to by the Board of Directors of the Company:
(i)    form, join, or in any way participate as a member of a “group” (as defined in the Exchange Act) with any other Person (other than its Affiliates or any other member of the Standstill Entity) with respect to any of the actions described in clauses (ii) through (vi) of this Section 7.1(a);
(ii)    other than with respect to the Shares and as permitted under ARTICLE VI, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, beneficial ownership of, any equity securities or property of the Company or any of its subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such securities (except pursuant to a stock dividend, stock split, reclassification, recapitalization or other similar event by the Company that does not increase the percentage ownership of the outstanding shares of Company Common Stock held by such Standstill Entity);
(iii)    seek to propose or propose, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, restructuring, liquidation, dissolution, recapitalization or similar transaction involving the Company;
(iv)    make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or seek to advise or influence any Person with respect to the voting of any securities of the Company;
(v)    nominate any Person as a director of the Company’s Board of Directors, propose any matter to be voted upon by the shareholders of the Company or seek to call a meeting of the shareholders of the Company that is inconsistent with the terms of this Section 7.1, or otherwise seek to control the management or Board of Directors of the Company; or
(vi)    take any action with respect to or publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.

(b)    Nothing contained in Section 7.1(a) shall be deemed in any way to prohibit or limit any transactions in the ordinary course of business and on arm’s length terms between the Company and any of its subsidiaries, on the one hand, and the Purchaser and its Affiliates, on the other hand, or in any way limit the full voting rights or free transferability of the Shares. The restrictions set forth in this Section 7.1 shall terminate and be of no further force and effect if (i) the Merger Agreement is terminated pursuant to Section 8.1(e)(i) [Company Material Breach], Section 8.1(e)(ii) [Company Change in Recommendation] or Section 8.1(d)(ii) [Superior Proposal] of the Merger Agreement, (ii) the Company receives the Parent Termination Fee, (iii) the Company enters into, or publicly announces that it plans to enter into, a definitive agreement with respect to a transaction involving more than 50% of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise), (iv) the Company files for bankruptcy protection, liquidation or other insolvency proceedings or (v) any third party commences a bona fide takeover bid or tender or exchange offer for not less than a majority of the outstanding voting equity of the Company and the Company, in a formal filing under applicable securities legislation, recommended acceptance, of or, after consideration of the takeover bid or tender or exchange offers, states that it remains neutral with respect to, such takeover bid or tender or exchange offer.
ARTICLE VIII.
SPECIFIC PERFORMANCE; LIMITATION ON LIABILITY
Section 8.1.    Specific Performance.
(a)    The parties to this Agreement agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties to this Agreement acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the issuance, sale and delivery to the Purchaser, and the Purchaser’s purchase from the Company, of the Shares, and payment by the Purchaser to the Company of the Per Share Price for each Share purchased), without any requirement for obtaining, furnishing or posting any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The parties to this Agreement hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the terms of this Agreement by the Purchaser and to cause the Purchaser to consummate the transactions contemplated hereby, including to effect the Closing in accordance with ARTICLE II, on the terms and subject to the conditions in this Agreement.
(b)    Each of the parties hereto agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (i) a party has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. The remedies available to the Company pursuant to this Section 8.1 shall be in addition to any other remedy to which it is entitled at law or in equity.
Section 8.2.    Limitation on Liability. No payment of monetary damages shall be due or payable by the Company as a result of any actions or proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement or the transactions contemplated by this Agreement, whether in tort or contract or at law or in equity, (i) if the Merger is consummated, or (ii) unless and until the Merger Agreement has been terminated in accordance with the terms thereof.

ARTICLE IX.
TERMINATION
This Agreement may be terminated by the Company if the Purchaser has failed to consummate the Closing within five (5) Business Days after the date on which it is required to be completed pursuant to Section 2.3(a); provided, that any such termination shall not relieve any party of any liabilities or damages resulting from a breach of this Agreement; and provided, further, that the agreements contained in Section 5.8 and Section 5.9 and ARTICLE X shall survive any such termination.
ARTICLE X.
GENERAL PROVISIONS
Section 10.1.    Survival of Representations and Warranties. The representations and warranties of the parties in this Agreement shall survive the Closing and the payment for and delivery of the Shares, but shall not survive the Effective Time under the Merger Agreement, if the Merger shall be consummated; provided, that, the Company shall not be liable to the Purchaser for any breach of any representation or warranty unless and until the Merger Agreement has been terminated in accordance with its terms.
Section 10.2.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that delivery by e-mail shall be deemed to have been duly given upon receipt only if confirmed by e-mail or telephone:
(a)    if to the Purchaser, to the addresses set forth on Schedule 1 hereto:
with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn:    Rhett A. Van Syoc, P.C.
Robert P. Goodin, P.C.
Debbie P. Yee, P.C.
Email:    rhett.vansyoc@kirkland.com
    robert.goodin@kirkland.com
    debbie.yee@kirkland.com

(b)    if to the Company:
TXNM Energy, Inc.
414 Silver Ave. SW
Albuquerque, NM 87102-3289
Attn:    Brian G. Iverson, Esq.
Senior Vice President, General Counsel & Secretary
Email: brian.iverson@txnmenergy.com

with an additional copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
1001 Haxall Point
15th Floor
Richmond, VA 23219
Attn:     R. Mason Bayler, Jr.
Coburn R. Beck
Heather M. Ducat
Email:     mason.bayler@troutman.com
    coby.beck@troutman.com
    heather.ducat@troutman.com
Section 10.3.    Entire Agreement. This Agreement and the Merger Agreement are being entered into simultaneously but are separate transactions. Except as expressly set forth in this Agreement, the provisions of the Merger Agreement are not intended to, and in no way, modify or supplement the terms of this Agreement. This Agreement (including the Exhibits hereto), the Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
Section 10.4.    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be interpreted as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 10.5.    Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” if they are not already followed by such words.
Section 10.6.    Counterparts; Effect. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 10.7.    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each arty hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 10.8.    Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the Laws of any jurisdiction other than the State of Delaware).
Section 10.9.    Venue. Each of the parties irrevocably (a) agrees that it shall bring any and all actions or proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement or the transactions contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if such court shall not have or declines to accept jurisdiction over a particular matter, then any federal court within the State of Delaware, (b) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts described above, and (d) consents to service being made through the notice procedures set forth in Section 10.2. The Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, that each such party’s consent to jurisdiction and service contained in this Section 10.9 is solely for the purpose referred to in this Section 10.9 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
Section 10.10.    Waiver of Jury Trial and Certain Damages. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
Section 10.11.    Assignment. Except as provided in Section 6.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Purchaser may, without the consent of the Company, assign its Registration Rights to any permitted transferee of its Shares or as provided in Annex A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officers of each of the parties hereto as of the date first written above.

TXNM ENERGY, INC.

By: /s/ Patricia K. Collawn
Name: Patricia K. Collawn
Title: Chief Executive Officer

TROY TOPCO LP

By: Troy GP LLC
Its: General Partner

By: BIP Holdings Manager L.L.C.
Its: Manager

By: /s/ Sebastien Sherman
Name: Sebastien Sherman
Title: Senior Managing Director

SCHEDULE 1
PURCHASER AND PURCHASED SHARES;
NAMES AND ADDRESSES OF PURCHASER

Name and Address of Purchaser	Number of Shares of Company Common Stock Purchased	Total Purchase Price
Troy TopCo LP c/o Blackstone Infrastructure Partners L.P. 345 Park Avenue, New York, NY 10154 Attn: Sebastien Sherman Heidi Boyd Max Wade Email: Sebastien.Sherman@Blackstone.com Heidi.Boyd@Blackstone.com Max.Wade@Blackstone.com BIP-LegalandCompliance@Blackstone.com	8,000,000	$400,000,000

EXHIBIT A
REGISTRATION RIGHTS

Section 1.    Effectiveness of Registration Rights. The registration rights pursuant to Sections 2 and 3 hereof shall become effective on the Closing Date. Terms which are used but not defined in this Exhibit A have the meanings ascribed to them in Article I of the Stock Purchase Agreement, dated as of May 18, 2025, by and among the Company and the Purchaser named therein.
Section 2.    Registration Rights Generally.
(a)    Shelf Registration. Subject to Section 2(d), the Company shall cause to be filed, no later than 15 days after the termination of the Merger Agreement, a registration statement on Form S-3 (or any successor form) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) with respect to resales of Registrable Shares by any holder of Registrable Shares (“Holders”); provided, that if the Company is a “well-known seasoned issuer” on the date of the termination of the Merger Agreement, such Shelf Registration Statement shall be an “automatic” Shelf Registration Statement. Unless such Shelf Registration Statement shall become automatically effective, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to become or be declared effective by the SEC for all of the Registrable Shares covered thereby as promptly as practicable following such filing. The Company shall use commercially reasonable efforts to maintain the Shelf Registration Statement (or a successor registration statement filed with respect to the Registrable Shares) effective (including by filing a new Shelf Registration Statement if the initial Shelf Registration Statement expires) in order to permit the prospectus forming a part thereof to be lawfully delivered and the Shelf Registration Statement to be usable for the resale of the Registrable Shares all Registrable Shares are sold pursuant to such registration statement. The Company shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement or if required by the Securities Act.
(b)    Demand Registration. Subject to Section 2(d), one or more Holders shall have the right to make a written demand upon the Company (a “Demand Notice”) to have the Company register under the Securities Act for offer and sale an amount of Registrable Shares which are reasonably expected to have aggregate gross proceeds of at least $25 million. To the extent that the Company is a “well-known seasoned issuer” at the time that a registration statement pursuant to this Section 2(b) is to be filed, the Company shall cause to be filed an automatically effective registration statement. Upon receipt of a Demand Notice, the Company will use commercially reasonable efforts to file with the SEC as promptly as practicable after receiving the Demand Notice, but in no event more than 30 days after receiving the Demand Notice, a registration statement covering all requested Registrable Shares and will use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable following the filing thereof. The Company agrees to use commercially reasonable efforts to keep such registration statement continuously effective until all Registrable Shares registered on such registration statement have been disposed of by their Holders. If a Demand Notice has been made on the Company, no subsequent Demand Notice may be made on the Company for 90 days unless the Company has failed to comply with its obligations with respect to the Demand Notice. The Holders shall have the right to exercise registration rights pursuant to this Section 2(b) up to 3 times per calendar year. A registration shall not be counted as “effected” for purposes of this Section 2(b) until such time as the applicable registration statement has been declared effective by the SEC.
(c)    Piggyback Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any Company Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive, or similar plan; (ii) a registration relating to a transaction under Rule 145 of the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares; (iv) a registration in which the only Company Common Stock being registered is Company Common Stock issuable upon conversion of debt securities that are also being registered), or (v) any registration in which the Company Common Stock will be sold in at-the-market offerings under an agreement substantially similar to the Distribution Agreement, dated May 6, 2024, among the Company and the sales agents and forward purchasers named therein, the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 10 business days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3, cause to be registered all of the Registrable Shares that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) before the effective date of such registration, whether or not any Holder has elected to include Registrable Shares in such registration. The expenses of such withdrawn registration shall be borne by the Company.
(d)    Blackout Period. Notwithstanding Section 2(a) and Section 2(b) above, if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company (each, a “Blackout Notice”) stating that (i) there is a reasonable likelihood that such disclosure, such registration statement or related prospectus to be filed, amended or supplemented, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any financing, acquisition, merger, disposition of assets (outside the ordinary course of business), corporate reorganization or other similar transaction involving the Company, or (ii) the Company otherwise is in possession of material non-public information, the Company shall be entitled to suspend the use of the registration statement or delay the delivery or filing, but not the preparation, of any registration statement or any amendment or supplement to the registration statement or otherwise delay the completion of any sale of Registrable Shares pursuant to the registration statement for a reasonable period of time, but not to exceed 60 consecutive days or exceed 105 total days in a year (the “Blackout Period”); provided, however, that any Blackout Period shall only be effective when and for so long as other holders, if any, of registration rights with respect to the Company’s securities are restricted from exercising their registration rights to the same or greater extent as the Holders. Upon receipt of a Blackout Notice, the Holders shall not effect sales of Registrable Shares pursuant to the registration statement. The Company shall promptly deliver written notice to the Holders of the expiration or earlier termination of any Blackout Period.
Section 3.    Underwriting and Broad Distribution.
(a)    If, in connection with a registration under Section 2(a) or Section 2(b), a Holder or group of Holders intend to distribute the Registrable Shares covered by their request by means of an underwritten offering (including by way of an “overnight” transaction or a “bought deal”), they shall so advise the Company in writing. In connection with any such requested underwritten offering, the Company and such Holder(s) shall enter into an underwriting, agency, placement, subscription or other agreement, in usual and customary form and substance (including but not limited to usual and customary indemnities, the provision by independent counsel to the Company of customary opinions and the provision of customary certificates by officers of the Company and the provision by the Company’s independent accountants of customary comfort letters as reasonably requested by such Holder and the managing underwriters of such offering) with managing underwriters to be selected by such Holder(s) and not disapproved by the Company acting reasonably, and the Company shall perform its obligations in connection therewith; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties, or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution.

(b)    Notwithstanding any other provision of this Section 3 to the contrary, if the managing underwriter(s) advise(s) the Holders in writing that, in the reasonable opinion of the managing underwriter(s), the total number of Company Common Stock, including Registrable Shares, requested by the Holders and any other holders to be included in the offering exceeds the number of Company Common Stock which can be sold without materially and adversely affecting the price or marketability of the offering, then the number of Company Common Stock that shall be included in the underwriting shall be allocated (i) first, to the Holder or group of Holders requesting such offering, pro rata based on the number of Registrable Shares held by them, (ii) second, to any other Holders who have requested participation in such offering, pro rata based on the number of Registrable Shares held by them, (iii) third, to other holders of Company Common Stock with registration rights entitling them to participate in such offering, allocated among such other holders pro rata on the basis of the number of shares of Company Common Stock held by each applicable other holder or in such manner as they may agree and (iv) fourth, to the Company.
(c)    If the total number of Company Common Stock, including Registrable Shares, requested by a Holder or group of Holders to be included in an offering pursuant to Section 2(c) exceeds the number of Company Common Stock which, in the reasonable opinion of the managing underwriter(s), can be sold without materially and adversely affecting the price or marketability of the offering, then the Company shall be required to include in the offering only that number of such Company Common Stock, including Registrable Shares, which the underwriters in their sole discretion determine will not jeopardize the success of the offering. If the managing underwriter(s) determine that less than all of the Registrable Shares requested to be registered can be included in a primary offering, then the number of Company Common Stock that may be included in the underwriting shall be allocated (i) first, to the Company, (ii) second, to the Holder or group of Holders requesting participation, pro rata based on the number of Registrable Shares held by them and (iii) third, to other holders of Company Common Stock with registration rights entitling them to participate in such offering, allocated among such other holders pro rata on the basis of the number of shares of Company Common Stock held by each applicable other holder or in such manner as they may agree. If the underwriters determine that less than all of the Registrable Shares requested to be registered can be included in a secondary offering on behalf of holders of Company Common Stock which are not Registrable Shares, then the securities that are included in such offering shall be allocated (i) first, to such other holders, allocated among such other holders pro rata on the basis of the number of shares of Company Common Stock held by each applicable other holder or in such manner as they may agree, (ii) second, to the Holder or group of Holders requesting participation, pro rata based on the number of Registrable Shares held by them, (iii) third, to other holders of Company Common Stock with registration rights entitling them to participate in such offering, allocated among such other holders pro rata on the basis of the number of shares of Company Common Stock held by each applicable other holder or in such manner as they may agree and (iv) fourth, to the Company.
Section 4.    Registration Mechanics.
(a)    Company Obligations. In connection with any registration of Registrable Shares pursuant to Section 2, the Company shall:
(i)    Notify the Holders (i) of the filing of a registration statement, (ii) promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or an amendment or supplement to the registration statement or any prospectus forming a part of such registration statement has been filed (other than any amendment or supplement resulting from the filing of a document incorporated by reference therein) and (iii) the receipt of any transmittal letters, written comments from or other correspondence with the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to such registration statement or any prospectus or prospectus supplement thereto;

(ii)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and the rules promulgated thereunder with respect to the sale or other disposition of all of the securities proposed to be registered by such registration statement;
(iii)    furnish to the Holders as far in advance as reasonably practicable before filing such number of copies of any prospectus (including preliminary, amended and supplemental prospectuses and any “issuer free writing prospectuses” (as such term is defined in Rule 433 under the Securities Act)) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as it may reasonably request, but only while the Company shall be required under the provisions hereof to cause the registration statement to remain effective, and provide such Holders the opportunity to comment on any information pertaining to such Holders and its plan of distribution that is contained therein and make corrections reasonably requested by such Holders with respect to such information;
(iv)    after such registration statement becomes effective, notify each selling Holder of any written comments received from the SEC or any request by the SEC that the Company amend or supplement such registration statement or prospectus;
(v)    (A) use its best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Holders or any underwriter shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Holders or any underwriter to consummate the disposition of Registrable Shares in such jurisdictions and (B) keep such registration or qualification in effect for so long as the registration statement remains in effect; provided, however, that the Company shall not be obligated to qualify to do business as a foreign corporation under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed;
(vi)    use commercially reasonable efforts to furnish, or cause to be furnished, to the Holders, addressed to them, (A) an opinion of counsel for the Company, dated the date of the closing under the underwriting agreement relating to any underwritten offering, and (B) a “cold comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as such Holders may reasonably request;
(vii)    use its reasonable best efforts to cause all Registrable Shares proposed to be registered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary in the opinion of counsel to the Company to enable the Holders to consummate the disposition of such Registrable Shares;
(viii)    make available to the Holders, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any selling Holder or underwriter, upon request, all financial and other records, pertinent corporate documents and properties of the Company and any of its subsidiaries, including access to due diligence meetings involving the senior executives of the Company, as shall be reasonably necessary to enable the Holders, representatives of the Holders and the underwriters to conduct reasonable due diligence and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such person in connection with such registration statement subject, in each case, to such confidentiality agreements as the Company shall reasonably request;
(ix)    cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority, Inc. and in the performance of any due diligence investigation by any underwriter in an underwritten offering;
(x)    in the case of an offering that includes a provider of advisory services, enter into and perform its obligations under customary agreements (including an advisory services agreement and an indemnification agreement in customary form);
(xi)    enter into customary agreements and take such other actions as are reasonably requested by the Holders or the underwriter(s), if any, in order to expedite or facilitate the disposition of Registrable Shares;
(xii)    make available executive officers and other members of senior management of the Company (including the principal executive and financial officers of the Company) at “road shows” or other investor presentations conducted in connection with offerings of Registrable Shares;
(xiii)    notify the Holders any time (i) a prospectus relating to the offering of Registrable Shares is required to be delivered or filed under the Securities Act upon discovery that, or upon the occurrence of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material facts required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made, and (subject to the good faith determination of the board of directors of the Company as to whether to cease all sales under such registration statement); (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company shall prepare and furnish to the Holders as promptly as practicable a reasonable number of copies of a supplement to or an amendment of such prospectus or take other appropriate action as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made;
(xiv)    if reasonably required by the Company’s transfer agent, use reasonable best efforts to promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Shares without legend, in accordance with applicable law, upon sale by Holders of such Registrable Shares;
(xv)    if requested by Holders in connection with any transaction involving any Registrable Shares (including any sale or other transfer of such Registrable Shares without registration under the Securities Act, pledges pursuant to margin loans, hedges or other transactions or arrangements (including, without limitation, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined)), provide such Holders with customary and reasonable assistance to facilitate such transaction, including, without limitation such action as such Holders may reasonably request from time to time to enable such Holder to sell Registrable Shares without registration under the Securities Act;
(xvi)    if a Holder seeks to effectuate an in-kind distribution of all or part of its Registrable Shares to its direct or indirect equityholders, reasonably cooperate with and assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company following receipt by the Company and such counsel of any certifications and other documentation reasonably requested by each of them, and the delivery of Registrable Shares without restrictive legends to the extent no longer applicable);
(xvii)    in connection with any Block Trade (as defined below), use its reasonable best efforts to timely furnish any information or take any actions reasonably requested by the Block Trade Requesting Holders (as defined below) in connection with such a Block Trade, including the delivery of customary comfort letters, customary legal opinions and customary underwriter due diligence, in each case subject to receipt by the Company, its auditors and legal counsel of reasonable representations and documentation by such persons to permit the delivery of such comfort letter and legal opinions;
(xviii)    cooperate with and assist any Holder to facilitate the transfer of such Holder’s Registrable Shares to a DTC brokerage account as reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of such Registrable Shares without restrictive legends), provided, that the Holder shall (i) deliver such documents and undertakings reasonably requested by the Company, its counsel or its transfer agent in connection with such request and (ii) agree not to sell such shares unless an effective registration statement is on file with the SEC or there is an applicable exemption from registration for such sale under the Securities Act or the rules promulgated thereunder;
(xix)    use reasonable efforts to comply with all applicable rules and regulations of the SEC; and
(xx)    cause the Registrable Shares covered by such registration statement to be listed on the New York Stock Exchange and on any other principal securities exchange on which Company securities of the same class as the Registrable Shares are then listed.
(b)    Holder Obligations. Each Holder agrees that:
(i)    it shall be a condition precedent to the obligations of the Company to complete the registration pursuant hereto with respect to any Holder’s Registrable Shares that the Holder shall furnish to the Company such information regarding Holder, the Registrable Shares held by Holder and the intended method of disposition of the Registrable Shares held by the Holder as shall be reasonably required to effect the registration of such Registrable Shares and shall execute such documents in connection with such registration as the Company may reasonably request. At least 10 business days prior to the first anticipated filing date of the registration statement, the Company shall notify the Holders of the information the Company requires from each Holder (the “Requested Information”) if any of such Holder’s Registrable Shares are eligible for inclusion in the registration statement. If at least 2 business days prior to the filing date the Company has not received the Requested Information from any such Holder (at such time Holder becoming a “Non-Responsive Holder”), then the Company may file the registration statement without including the Non-Responsive Holder’s Shares but shall not be relieved of its obligation to file a registration statement with the SEC relating to the Shares of Non-Responsive Holder promptly after Non-Responsive Holder provides the Requested Information;
(ii)    it shall not prepare or use any “free writing prospectus” (as such term is defined in Rule 405 under the Securities Act) unless any and all issuer information included therein has been approved by the Company (such approval not to be unreasonably withheld);
(iii)    as promptly as practicable after becoming aware of such event, it shall notify the Company of the occurrence of any event, as a result of which the prospectus included in a registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and
(iv)    upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 4(a)(xiii), it will forthwith discontinue its disposition of Registrable Shares pursuant to the registration statement relating to such Registrable Shares until it receives copies of the supplemented or amended prospectus contemplated by Section 4(a)(xiii) and, if so directed by the Company, it will deliver to the Company all copies then in their possession of the prospectus relating to such Registrable Shares, current at the time of receipt of such notice. If a Holder’s disposition of Registrable Shares in connection with a Demand Notice is discontinued pursuant to the foregoing sentence, unless the Company thereafter extends the effectiveness of the registration statement to permit dispositions of Registrable Shares by any selling Holders at least 60 consecutive days and for an aggregate of 180 days, whether or not consecutive, the registration statement shall not be counted for purposes of determining whether the Holders have exercised a Demand Notice pursuant to Section 2(b).
Section 5.    Expenses. The Company shall pay or cause to be paid (i) all of the Company’s fees and expenses in connection with any registration and sale of Registrable Shares pursuant to the Registration Rights (including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of counsel and independent accountants for the Company, all fees and expenses of complying with securities or blue sky laws) and (ii) fees and disbursements for each registration or offering, filing or qualification, of one counsel for the Holders, to be selected by Holders of a majority of the Registrable Shares.
Section 6.    Block Trades. If a Holder wishes to engage in an underwritten or other coordinated registered or unregistered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), then such Holder (in such capacity, a “Block Trade Requesting Holder”) may notify the Company of the Block Trade not less than three business days prior to the day such offering is first anticipated to commence and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade; provided, that the Block Trade Requesting Holders representing a majority of the Registrable Shares wishing to engage in the Block Trade shall use reasonable best efforts to work with the Company and any underwriters prior to making such request in order to facilitate preparation of the prospectus supplement (as applicable and if required) and other offering documentation related to the Block Trade; provided, further, that if, in connection with a Block Trade, the Company is not required to take any actions to facilitate such Block Trade (other than customary coordination with the Company’s transfer agent to remove any restrictive legends from the Registrable Shares disposed of in such Block Trade but not procuring the delivery of an opinion by the Company’s counsel), then a Block Trade Requesting Holder shall not be required to notify the Company prior to such Block Trade. Prior to the filing of an applicable “red herring” prospectus supplement used in connection with a Block Trade, the Block Trade Requesting Holder initiating such Block Trade shall have the right to elect to withdraw therefrom by notice to the Company and the managing underwriter(s) thereof. The Block Trade Requesting Holder(s) initiating a Block Trade pursuant to this Section 6 shall have the right to select underwriter(s) for such Block Trade.
Section 7.    Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company as provided in this Exhibit A; provided, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to this Exhibit A, and such Holder shall no longer be entitled to the rights associated with any such notice.
Section 8.    Indemnification and Contribution.
(a)    Indemnification by the Company. With respect to any offering and sale registered pursuant to these Registration Rights, the Company agrees to indemnify and hold any selling Holder, each underwriter, if any, of the Registrable Shares under such registration, and each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and any directors and officers of the foregoing, harmless against any and all losses, claims, damages, or liabilities (including reasonable legal fees and other reasonable expenses incurred in the investigation and defense thereof) to which they or any of them may become subject under the Securities Act or otherwise (collectively “Losses”), insofar as any such Losses shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Registrable Shares, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus relating to the sale of such Registrable Shares, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification contained in this Section 8 shall not apply to such Losses which shall arise out of or shall be based upon any such untrue statement, or any such omission or alleged omission, which shall have been made in reliance upon and in conformity with information furnished in writing to the Company by any selling Holder or any underwriter, as the case may be, specifically for use in connection with the preparation of the registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement therein.
(b)    Indemnification by the Holders. In the case of each offering and sale registered pursuant to these Registration Rights, any selling Holder and each underwriter, if any, participating therein shall severally indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and the directors and officers of the Company, with respect to any statement in or omission from such registration statement or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid) if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by any selling Holder or such underwriter, as the case may be, specifically for use in connection with the preparation of such registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement thereto.
(c)    Notice. Each party indemnified under this Section 8 shall promptly after receipt of notice of the commencement of any claim against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnified party in writing of the commencement thereof. The failure of any indemnified party to notify an indemnifying party shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 8, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any action in respect of which indemnification may be sought hereunder shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof through counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party in which event the indemnifying party shall not be entitled to assume the defense thereof with respect to such defenses). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.
(d)    Contribution. If the indemnification provided for in this Section 8 is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless from any Losses in respect of which this Section 8 would otherwise apply by its terms (other than by reason of exceptions provided herein), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contribution relates; provided, however, that the maximum amount of liability in respect of such contribution shall be limited in the case of a Holder to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in connection with such offering. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contributions relates as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, each party’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted, and the opportunity to correct and prevent any statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding to the extent such party would have been indemnified for such expenses if the indemnification provided for in this Section 8 was available to such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
Section 9.    Exchange Act Reports. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees, subject to the final paragraph of this Section 9, to use its reasonable best efforts to take such action as any Holder may reasonably request to sell Registrable Shares without registration and to:
(a)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times, and take all action as may be required as a condition to the availability of Rule 144;
(b)    so long as a Holder owns any Registrable Shares, furnish to any Holder upon its reasonable written request a written statement certifying the Company’s compliance with the reporting requirements of Rule 144 or any similar rule, and a copy of the most recent annual, periodic or current report of the Company filed pursuant to the Exchange Act and such other reports and documents as reasonably requested by such Holder in availing itself of any rule or regulation of the SEC allowing the sale of the Registrable Shares without registration; and
(c)    facilitate and expedite transfers of Registrable Shares sold pursuant to SEC Rule 144, including providing timely notice to its transfer agent to expedite such transfers.
The obligations described in this Section 9 shall not apply during the Lock-Up Period.
Section 10.    Other Agreements.
(a)    The Company shall not grant, and has not granted, any other Person rights to register securities of the Company on terms that are superior to or would conflict with the Registration Rights or would be reasonably likely to restrict the ability of the Company fully to perform its obligations to the Holders in connection with the Registration Rights.
(b)    The Company shall not amend any registration rights agreement with any other Person nor shall the Company waive any provision under any registration rights agreement that it would be entitled to waive thereunder if such waiver would be reasonably likely to adversely affect any Holder’s Registration Rights.
Section 11.    Assignment. Neither the Company nor any Holder shall assign all or any part of the Registration Rights without the prior written consent of the other party; provided, however, that without the prior written consent of the Company, the Holders may assign their Registration Rights in whole or in part to (x) any of their Affiliates and/or (y) any Person who becomes a Holder upon a distribution by any Holder of Registrable Shares to their members, limited partners or stockholders. Except as otherwise provided herein, this Exhibit A will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.